Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-251401 on Form S-4 of our reports dated February 27, 2020 relating to the financial statements of Bonanza Creek Energy, Inc. and the effectiveness of Bonanza Creek Energy, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Bonanza Creek Energy, Inc. for the year ended December 31, 2019. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ Deloitte & Touche LLP

Denver, Colorado

January 29, 2021